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                                                                   EXHIBIT 12(a)

                                    CNF INC.
           COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES

                                                          THREE MONTHS
                                                          ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                                          ---------------  ---------------------------------------------------------
(DOLLARS IN THOUSANDS)                                    2004     2003      2003       2002        2001         2000        1999
----------------------                                   ------   -------  --------   ---------   ---------   ---------   ----------
Fixed Charges:
  Interest expense                                       $ 9,040  $ 9,272  $ 30,071   $  23,558   $  27,992   $  29,972   $  25,972
  Capitalized interest                                        --       46       241         455         864       4,636       5,864
  Amortization of debt expense                               334      331     1,354       1,321       1,064       1,044         908
  Dividend requirement on Series B Preferred Stock (1)     2,469    2,534    10,072      10,331      10,606      10,808      10,992
Interest component of rental expense (2)                   6,486    7,383    17,138      19,564      25,033      38,161      41,363
                                                         -------  -------  --------   ---------   ---------   ---------   ---------
Fixed Charges                                            $18,329  $19,566  $ 58,876   $  55,229   $  65,559   $  84,621   $  85,099
                                                         =======  =======  ========   =========   =========   =========   =========
Earnings (Loss):
  Income (Loss) from continuing operations before taxes
    (3)                                                  $43,326  $29,435  $156,016   $ 146,244   $(695,933)  $ 261,196   $ 332,260
  (Income) Loss from equity-method investment             (2,392)  (2,976)  (20,718)    (18,188)      9,415         560          --
                                                         -------  -------- --------   ---------   ---------   ---------   ---------
                                                          40,934   26,459   135,298     128,056    (686,518)    261,756     332,260
  Fixed charges                                           18,329   19,566    58,876      55,229      65,559      84,621      85,099
    Capitalized interest                                      --      (46)     (241)       (455)       (864)     (4,636)     (5,864)
    Preferred dividend requirements (4)                   (2,469)  (2,534)  (10,072)    (10,331)    (10,606)    (10,808)    (10,992)
                                                         -------  -------  --------   ---------   ---------   ---------   ---------
                                                         $56,794  $43,445  $183,861   $ 172,499   $(632,429)  $ 330,933   $ 400,503
                                                         =======  =======  ========   =========   =========   =========   =========
  Ratio                                                     3.1x     2.2x      3.1x        3.1x       (9.6)x        3.9x        4.7x
Deficiency in the coverage of fixed charges by earnings
  (loss) before fixed charges                                 --        --       --          --    (697,988)         --          --
                                                         =======  ======== ========   =========   =========   =========   =========

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(1)   Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the CNF's Thrift and Stock Plan.

(2)   Estimate of the interest portion of lease payments.

(3) For the year ended December 31, 2001, results included a $652.2 million loss from restructuring charges at Forwarding and Menlo Worldwide Logistics' $47.5 million loss from the business failure of a customer.

(4) Preferred stock dividend requirements included in Fixed Charges but not deducted in the determination of Income (Loss) from Continuing Operations Before Income Taxes.